Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-196012, 333-167887, 333-134630, 333-115841 and 333-85900) and Form S-3 (Nos. 333-197345 and 333-207191) of Harvest Natural Resources, Inc. and subsidiaries (the “Company”) of our report dated March 29, 2016, relating to the consolidated financial statements of Harvest Natural Resources, Inc. and subsidiaries as of December 31, 2015 and 2014 and for the years then ended, which appears in its Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 18, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Houston, Texas

July 22, 2016